Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

DALLAS, Texas, February 17, 2023 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.041356 per unit, payable on March 14, 2023, to unit holders of record on February 28, 2023.

This month’s distribution increased from the previous month as the result of primarily an increase in production of both oil and gas offset by a decrease in pricing for oil and an increase in gas pricing for the Waddell Ranch and Texas Royalty Properties during the month of December. Also, a decrease in CAPEX for the Waddell Ranch as year-end activity to complete the 2022 budgeted projects increased the amount of NPI for the month of December.

WADDELL RANCH

In reporting December production of the Underlying Properties for this month’s press release, production for oil volumes was 204,289 (gross) and was priced at about $74.58 per bbl. Production for gas volumes (including gas liquids) was 788,523 Mcf (gross) and was priced at about $3.67 per Mcf, which now includes the value received from plant products and natural gas liquids. Net revenue for the underlying properties of the Waddell ranch was $17,412,861 (gross) for December. Lease Operating Expenses were $4,062,780 (gross) and Capital Expenditures (CAPEX) were $12,350,511 (gross) for December, netting to the Net Profit Interest (NPI) of $999,590. This would put the trust’s proceeds of 75% as a positive $749,693 (net) for the month of December, to contribute to this month’s distribution. For the month of December, there was a decrease of CAPEX relating specifically to completing a number of wells in the 2022 budget. With December’s activity, this represent approximately 108% of the 2022 budget to be expended. Given that if current oil and gas pricing continues, Waddell Ranch should continue to contribute to the distribution in the foreseeable future.

First sales received for the month of December 2022 wells were as follows: (all net to the Trust), 3.8 new drill wells, including 0.4 horizontal wells, 1.9 recompleted wells. Waiting on completion, as of 12/31/2022, were 3.0 drill wells, including 0.4 horizontal wells and 3.8 recompletion wells. Also, 2.6 wells, plugged and abandoned, were completed.

Blackbeard has revised the projected 2023 capital expenditure budget for the Waddell Ranch Properties to be an estimated $122 million (net to the Trust) with a projection of about 48.75 new drill wells and 45 recompletions along with about 37.5 plug and abandoned wells. This revision of the previously announced budget is the result reviewing the current and future activity of the industrial environment of the Waddell Ranch. A fuller discussion of the 2021/22 budget and results will be provided in the annual 10-K filing in March.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,073 barrels of oil and 20,824 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,095 barrels of oil and 20,864 Mcf of gas. The average price for oil was $79.38 per bbl and for gas was $5.38 which includes significant NGL pricing per Mcf. This would primarily reflect production and pricing for the month of December for oil and the month of November for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,546,592. Deducted from these were taxes of $157,359 resulting in a Net Profit of $1,389,233 for the month of December. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,319,771 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	204,289	788,523	153,217	591,392	*	$74.58	$3.67	**
Texas Royalties	18,073	20,824	18,095	20,864	*	$79.38	$5.83	**
Prior Month
Waddell Ranch	198,021	729,987	148,516	547,490	*	$83.04	$2.83	**
Texas Royalties	18,335	21,208	18,273	21,155	*	$85.76	$6.16	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $145,343 resulting in a distribution of $1,927,594 to 46,608,796 units outstanding, or $0.041356 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2022 tax information packets are expected to begin mailing directly to unit holders in early March 2023. A copy of Permian’s 2022 tax information booklet is expected to be posted on Permian’s website by February 28, 2023. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by late February 2023 for 2022 tax reporting.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839